UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2006 (December 20, 2006)

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer
or organization)		Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)
(Zip Code)

(866) 655-1620
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets.

On December 20, 2006, Behringer Harvard Opportunity REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”) acquired three office buildings containing approximately 239,000 rentable square feet located on approximately 17.3 acres of land in Irving, Texas (“Las Colinas Commons”) through Behringer Harvard Las Colinas LP, a wholly-owned subsidiary of Behringer Harvard Opportunity OP I, LP, our operating partnership.  The Purchase and Sale Agreement for Las Colinas Commons has been filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 2.01 disclosure by reference.  The total contract purchase price for Las Colinas Commons, exclusive of closing costs and initial escrows, was $15,922,900 and was paid entirely through the use of proceeds of our offering of common stock to the public.  Las Colinas Commons consists of the following office buildings:

•                  a three-story office building, built in 1979, containing approximately 62,000 rentable square feet;

•                  a two-story office building, built in 1981, containing approximately 162,000 rentable square feet; and

•                  a single-story office building, built in 2001, containing approximately 15,000 rentable square feet.

The purchase price for the transaction was determined through negotiations between CFH Realty II/Las Colinas Commons, L.P. (the “Seller”) and Behringer Harvard Opportunity Advisors I LP, our advisor, and its affiliates.  Neither we nor our advisor is affiliated with the Seller.  In evaluating Las Colinas Commons as a potential acquisition and determining whether the amount of consideration to be paid was appropriate, a variety of factors were considered, including overall valuation of net rental income (defined as revenues from the tenants from rent and expense reimbursements less Las Colinas Commons’ actual operating expenses), expected capital expenditures, costs of physical property maintenance, location, environmental issues, demographics, quality of tenants, length of leases, price per square foot and occupancy.  Our advisor believes that Las Colinas Commons is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and adequately insured and has been professionally managed.

Las Colinas Commons is approximately 67% leased and includes the following major tenant: First Horizon Home Loan Corporation (“First Horizon”).

First Horizon, a lender and service provider for homes and small businesses, leases approximately 119,000 square feet of Las Colinas Commons for an annual rent of approximately $1,340,000 under a lease that expires in November 2013 with two five-year renewal options available.

HPT Management Services LP (the “Las Colinas Commons Property Manager”), our affiliate, has the sole and exclusive right to manage, operate, lease and supervise the overall maintenance of Las Colinas Commons.  Among other things, the Las Colinas Commons Property Manager has the authority to negotiate and enter into leases of Las Colinas Commons on our behalf (in substantial conformance with approved leasing parameters and the operating plan), to incur costs and expenses, to pay property operating costs and expenses from property cash flow or reserves and to require that we provide sufficient funds for the payment of operating expenses.  The Las Colinas Commons Property Manager has subcontracted certain of its on-site management and leasing services to Capstar Commercial Real Estate Services.

As compensation for its services, the Las Colinas Commons Property Manager or its affiliates are entitled to reimbursement for their out-of-pocket costs and on-site personnel costs and the following compensation:

1.                                       A property management fee equal to 4.5% of the monthly gross revenues from Las Colinas Commons; and

2.                                       A monthly asset management fee of one-twelfth of 0.75% of our aggregate asset value.

Item 9.01               Financial Statements and Exhibits.

(a)   Financial Statements of Business Acquired.

Because it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that the required financial statements will be filed on or before March 8, 2007, by amendment to this Form 8-K, which date is within the period allowed to file such an amendment.

(b)   Pro Forma Financial Information.

See Paragraph (a) above.

(d)   Exhibits.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: December 27, 2006	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

EXHIBIT INDEX

10.1	Purchase and Sale Agreement for Las Colinas Commons between CFH Realty II/Las Colinas Commons, L.P. and Harvard Property Trust, LLC